Filing Pursuant To Rule 433

Registration No. 333-254134

January 11, 2024

BTCW Social Posts: 1/10/24 (after 5:30 pm)

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The WisdomTree Bitcoin Fund (BTCW) makes history in the first wave of Bitcoin ETFs with an anticipated launch tomorrow, January 11. More information is available here: https://bit.ly/48vvkha

See prospectus here: https://bit.ly/3SehmL1

BTCW Social Posts: 1/11/24

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Today, WisdomTree has unlocked Bitcoin exposure within the ETF wrapper in the U.S. with the WisdomTree Bitcoin Fund (BTCW). More information on the launch is available here: https://bit.ly/47xvkvG

See prospectus here: https://bit.ly/3vwxZbM

We are excited to announce our new WisdomTree Bitcoin Fund. Read how you can tap the potential of bitcoin with the simplicity of an ETF. https://bit.ly/3RX3zqC $BTCW

#bitcoin #crypto #bitcoinetfs #cryptocurrency #BTCW

ICYMI: @CGannatti joined @YahooFinance this morning to discuss WisdomTree’s journey to today's launch of BTCW, WisdomTree's Bitcoin Fund. Watch here: https://yhoo.it/3TYo892

See prospectus here: https://bit.ly/3RWlNIN

LinkedIn

We are excited to launch the new WisdomTree Bitcoin Fund! In this blog post, Chris Gannatti explores how investors can now tap the potential of bitcoin with the simplicity of an ETF. https://www.wisdomtree.com/investments/blog/2024/01/11/a-giant-leap-in-bitcoins-journey-to-become-a-new-asset-class?utm_source=linkedin&utm_medium=social&utm_campaign=digitalassets&utm_term=organic

#bitcoin #crypto #bitcoinetfs #cryptocurrency #BTCW

Instagram

A GIANT LEAP IN BITCOIN’S JOURNEY

TO BECOME A NEW ASSET CLASS

Financial history was made when the SEC greenlit the WisdomTree Bitcoin Fund (BTCW) and other bitcoin ETFs. In our latest blog post, we explore the new way investors can access the long-term potential of this leading cryptocurrency—without navigating private keys or holding actual crypto assets.

Click the link in the bio to read the blog post and learn more about the WisdomTree Bitcoin Fund (BTCW).

#bitcoin  #SEC  #crypto  #bitcoinetfs  #cryptocurrency #BTCW

https://www.wisdomtree.com/investments/blog/2024/01/11/a-giant-leap-in-bitcoins-journey-to-become-a-new-asset-class?utm_source=instagram&utm_medium=social&utm_campaign=digitalassets&utm_term=organic

The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.